Exhibit 99.1

Selectis Health Announces Effective Date of Reverse Stock Split and Name Change

Common Stock Will Begin Trading with its new name and on a Split-Adjusted Basis on September 22, 2021

GREENWOOD VILLAGE, Colorado, September 21, 2021 – Selectis Health, Inc. (formerly Global Healthcare REIT, Inc.) (the “Company” or “Selectis”), announced today that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 10 pre-split share (the “Reverse Split”). Selectis’ common stock will continue to be traded on the OTC.Pink of the OTC Markets Group, Inc. under the ticker symbol GBCS and will begin trading on a split-adjusted basis when the market opens on Wednesday, September 22, 2021, (the “Effective Date”) under a new CUSIP number 816291108. For a period of 20 business days, a “D” will be placed on the Company’s ticker symbol to reflect the Reverse Split.

Also on the Effective Date, the Company’s common stock will be quoted under the new name “Selectis Health, Inc.” which was previously approved by the Company’s shareholders (the “Name Change”).

The Company has filed an Amendment No. 1 to its Second Amended and Restated Articles of Incorporation reflecting the Reverse Split and Name Change.

“This is a proactive measure, approved by our stockholders over four months ago, that we believe will better position Selectis for success, and ultimately generate value for all of the Company’s stockholders,” said Lance Baller, Chairman and CEO of Selectis. “This move has been part of our long-term plan to consolidate our share count to a level more in line with a company of our size. The ultimate aim is to raise our stock’s visibility within the investment community by improving long-term liquidity and creating a trading environment attractive to institutional investors in the hopes of broadening our shareholder base.”

At the Effective Date of the Reverse Split, every ten shares of Selectis’ issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock. The. Reverse Split will not change the number of authorized shares of common stock or the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-10 reverse stock split. It will be necessary for stockholders holding shares of the Company’s common stock in certificated or book entry form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, as certificates representing pre-split shares will no longer be tradeable. Stockholders will receive written notification and a Letter of Transmittal from Equiniti, the Company’s stock transfer agent, instructing them on how to exchange their pre-split share certificates for new certificates reflecting the Reverse Split. We have been informed that Equiniti will impose a $50 charge to complete the certificate exchange, which will be the responsibility of each shareholder.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on today’s closing price of the Company’s common stock as reported on the OTC.Pink. The Company also has the right to redeem odd lots (positions consisting of less than 100 shares) for a cash payment based on today’s closing price of the Company’s common stock as reported on the OTC.Pink.

The reverse stock split will reduce the number of shares of Selectis’ common stock outstanding from approximately 29 million shares to approximately 2.9 million shares. Proportional adjustments will be made to the number of shares of Selectis’ common stock issuable upon exercise or conversion of Selectis’ equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Equiniti, at EQ Shareowner Services toll-free at 1-866-877-6270 or directly at 1-651-306-3000. Representatives are available Monday through Friday from 7:00 a.m. to 7:00 p.m. Central Time. 303-282-4800.

At an annual meeting of stockholders held on May 24, 2021, Selectis’ stockholders approved the Company’s Second Amended and Restated Articles of Incorporation which included the Name Change, and granted the Company’s Board of Directors the discretion to effect a reverse stock split of Selectis’ common stock through an amendment to its Articles of Incorporation at a ratio of not more than 1-for-12, such ratio to be determined by the Company’s Board of Directors. The Board of Directors then approved the Reverse Split at a ratio of 1-for-10. Among other things, the reverse stock split is intended to increase the per share trading price of the common stock to satisfy the minimum bid price requirement for initial listing on The New York Stock Exchange.

About Selectis Health

Selectis Health owns and operates Assisted Living, Independent Living and Skilled Nursing Facilities in Arkansas, Georgia, Ohio, and Oklahoma providing a wide array of living services, speech, occupational, physical therapies, social services, and other rehabilitation and healthcare services.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These forward-looking statements are subject to risks and uncertainties. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including risks and uncertainties related to market conditions; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including the impact of the coronavirus (COVID-19) pandemic on the Company’s operations and current and planned operations, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For Further Information Contact:

Brandon Thall

investors@selectis.com